Exhibit 10.6C

AMENDMENT NO. THREE

TO

MASTER DISTRIBUTION AGREEMENT

BY AND BETWEEN

BLUEARC CORPORATION AND

HITACHI DATA SYSTEMS CORPORATION

This Amendment No. Three (“Amendment 3”) is made as of March 19, 2010 (“Amendment 3 Effective Date”) by and between BlueArc Corporation, a Delaware corporation (“BlueArc”) and Hitachi Data Systems Corporation, a Delaware corporation (“HDS”) to modify the Master Distribution Agreement between the Parties dated November 14, 2006 (“Original Agreement”), as amended (collectively “Agreement”).

HDS	BlueArc
Hitachi Data Systems Corporation	BlueArc Corporation

/s/ Brian Householder	/s/ Michael B. Gustafson
Signature	Signature
Brian Householder	Michael B. Gustafson
Name	Name
Sr. Vice President Bus. Plan. & Dev.	President & CEO
Title	Title

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RECITALS

A. WHEREAS, under the Agreement, BlueArc supplies and HDS purchases Products for HDS to resell directly and through multiple distribution channels to End Users in the Territory.

B. WHEREAS, BlueArc and HDS wish to amend the Agreement in order to change the payment structure and reporting when ordering Products as further described and on the terms and conditions expressly set forth below and provide for additional rights and remedies for the Parties related to such payment structure.

NOW THEREFORE, in consideration of mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt of which both Parties hereby acknowledge, HDS and BlueArc agree as follows:

1.	Amendment 3 Term.

1.1

This “Amendment 3 Term” will become effective on the Amendment 3 Effective Date, continue in full force and effect, and end on March 31, 2012, unless sooner terminated by either Party for the other Party’s uncured Material Breach of the Agreement pursuant to Section 16.1 of the Original Agreement. Concurrently on the Amendment 3 Effective Date, the Initial Term of the Agreement will be extended through March 31, 2012. For clarification purposes, Amendment 3 will expire or otherwise terminate on or before March 31, 2012 under these terms, regardless of whether the Original Agreement (as amended from time to time other than by this Amendment 3) is further renewed pursuant to Section 1 of the Original Agreement or otherwise. For clarification, (i) following the expiration of this Amendment 3, (ii) upon the termination of this Amendment 3 by BlueArc for HDS’ uncured Material Breach, or (iii) upon the termination of this Amendment 3 by HDS other than for uncured Material Breach of BlueArc as permitted hereby, the Original Agreement shall remain in full force and effect in accordance with its terms.

1.2

If BlueArc reasonably expects to undertake an initial public offering of its securities (“IPO”), then BlueArc may, in its sole discretion, notify HDS in writing no less than * * * prior to making any applicable filings for the IPO and, subject to the terms and conditions of the Agreement and all applicable amendments thereto (including termination rights set forth in Section 3.10 in the Original Agreement), unilaterally elect in such notice to extend the Initial Term of the Original Agreement, but not this Amendment 3 Term (which shall expire on or before March 31, 2012 as described in Section 1.1 above), through July 31, 2013. If, after such election, BlueArc in fact does not file a registration statement to sell securities of BlueArc to the public, or such registration is filed but subsequently withdrawn or effectiveness thereof is not diligently sought by BlueArc, the extension elected in this Section 1.2 may be invalidated upon written notice by HDS to BlueArc, in which case the Agreement will expire on the later of the date the Agreement would otherwise expire if not for such election or the date such notice is given by HDS to BlueArc.

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2.	HDS Commitments.

2.1	Selected Definitions. For purposes of this Amendment 3, the following terms will have the following meanings.

“Particular Quarter” means the Quarter in which True-Ups are being applied to satisfy the Quarterly Commitment or Quarterly Target.

“Pipeline Purchase” means an order for Product by HDS or its Regional Affiliate, with a PO, for inventory in anticipation (as determined by HDS) of pipeline transactions, including without limitation large End User transactions and Channel Partner opportunities.

“Product Orders” mean (i) Product ordered by HDS or Regional Affiliate with a PO for any of the following purposes notwithstanding anything to the contrary contained in the Original Agreement: (a) End User orders of Product, (b) Channel Partner orders of Product for End Users, (c) End User and Channel Partner Product evaluations, (d) Lab equipment for testing, training, demonstration and support by HDS and HDS Affiliates, (e) HDS and HDS Affiliates’ Product Support requirements and obligations pursuant to the Original Agreement, (f) Spares, and (g) Pipeline Purchase , Quarter” means a successive three (3) calendar month period commencing on April 1, July 1, October 1, or January 1. The Quarter commencing on April 1 is “Q1”, the Quarter commencing on July 1 is “Q2”, the Quarter commencing on October 1 is “Q3” and the Quarter commencing on January 1 is “Q4”.

“Quarterly Commitment” means, for the Quarters identified in the left-hand column of the table below, the respective amounts set forth in the right-hand column of the table below.

Quarter	Quarterly Commitment
Q1, FY 10 (April 1, 2010 through June 30, 2010)	* * *
Q2, FY 10 (July 1, 2010 through September 30, 2010)	* * *
Q3, FY 10 (October 1, 2010 through December 31, 2010)	* * *
Q4, FY 10 (January 1, 2011 through March 31, 2011)	* * *
Q1, FY 11 (April 1, 2011 through June 30, 2010)	* * *
Q2, FY 11 (July 1, 2011 through September 30, 2011)	* * *

“Quarterly Commitment, As Adjusted” means Quarterly Commitment which may be adjusted pursuant to section 2.3.3 and section 2.3.7.

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“Quarterly Deadline” means the last day of the first calendar month immediately following the Quarter just ended. Specifically, Quarterly Deadlines occur on July 31, October 31, January 31 and April 30.

2.2	* * *

2.3	True-Up and Satisfaction of Commitments.

HDS shall satisfy the Quarterly Commitment, As Adjusted for each Quarter through POs issued for Product Orders for the Particular Quarter, and HDS’ use of any other credits and debits from the immediately preceding or succeeding Quarters as specified under Sections 2.2, 2.3.1, 2.3.2, 2.3.4 or 2.3.5 (collectively “True-Up”). True-Ups are subject to the additional limitations, obligations and clarifications specified under Sections 2.3.6, 2.3.8, and 2.3.9 below. Therefore, the Parties will use the True-Up processes to satisfy HDS’ Quarterly Commitment, As Adjusted, for a Particular Quarter. Because HDS may exercise certain Quarterly Commitment adjustment options under this Section 2.3, the date for determining whether HDS has met its Quarterly Commitment, As Adjusted, for a Particular Quarter pursuant to this Section 2 will be a date no later than the Quarterly Deadline. Schedule A attached provides examples of some True-Up mechanisms used in various combinations, where such combinations are permitted under this Section 2.

2.3.1 Overages. If HDS Product Orders exceed its Quarterly Commitment, As Adjusted (“Overage”) for any Particular Quarter, then such excess will be applied toward the achievement of the Quarterly Commitment, As Adjusted for the immediately succeeding Quarter only, and no other subsequent Quarters. In no event, however, may an Overage applied to the immediately succeeding Quarter exceed the Quarterly Commitment, As Adjusted for such immediately succeeding Quarter. The Quarterly Commitment, As Adjusted for such immediately succeeding Quarter is the limit on the amount of Overage that HDS may apply to such Quarter from the Quarter just ended, and the remainder of Overage, if any, may not be applied to any other Quarter.

2.3.2 * * * Delay Option. For any Particular Quarter, HDS, in its sole discretion, may elect to include, the POs issued for Product Orders for the * * * immediately following the Particular Quarter with the POs issued for Product Orders for that Particular Quarter (“* * * Delay Option”). HDS will use commercially reasonable efforts to notify BlueArc in writing of HDS’ exercise of the * * * Delay Option at least * * * prior to end of the Particular Quarter for which it will apply. If HDS exercises its * * * Delay Option, Product POs for the * * * immediately following the Particular Quarter will count towards the achievement of the Quarterly Commitment, As Adjusted for that Particular Quarter up to the amount required to achieve such Quarterly Commitment, As Adjusted. Any additional Product POs will count towards the achievement of the Quarterly Commitment, As Adjusted for the Quarter

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in which the * * * occurs. There is no limit on the number of times HDS may elect to utilize the * * * Delay Option during the Amendment 3 Term (other than once for each Quarter).

2.3.3 * * * Roll Over Option. HDS, in it is sole discretion, may elect to delay up to * * * of the Quarterly Commitment to the immediately succeeding Quarter (“Roll Over”), subject to the limitation specified in this Section 2.3.3. To exercise the Roll Over for any Particular Quarter, HDS must so notify BlueArc in writing no later than * * * the Particular Quarter and indicate the Roll Over amount in the notice. If HDS, however, has applied an Overage to a Particular Quarter that exceeds * * * of the Quarterly Commitment for such Quarter, then HDS cannot apply a Roll Over to that Quarter’s Quarterly Commitment. An example of the Roll Over option used concurrently with the * * * Delay Option is also set forth on Schedule A, Example 5, Q4. For clarification purposes, if the Overage applied to a Particular Quarter was less than * * * of that Particular Quarter’s Quarterly Commitment, then the amount equal to the difference between * * * of the Quarterly Commitment for such Particular Quarter and the Overage amount may be used as a Roll Over(see Schedule A, Example 1 Q7).

2.3.4 Pipeline Purchase Option. HDS may elect to make one or more Pipeline Purchases to achieve its Quarterly Commitments, As Adjusted; provided that the following conditions are met:

a.

HDS will issue a PO for a Pipeline Purchase, if at all, to achieve its Quarterly Commitment, As Adjusted, for a Particular Quarter (“Pipeline Purchase Quarter”), during the calendar month immediately following such Pipeline Purchase Quarter (“Pipeline Purchase PO Month”), but in no event later than the Quarterly Deadline for the Pipeline Purchase Quarter; provided that any POs issued in the last * * * of the Pipeline Purchase PO Month may only be for Product that is Software, unless otherwise agreed between the Parties.

2.3.5 Monetary True-Up. To achieve the Quarterly Commitment, As Adjusted, for a Particular Quarter, HDS may elect as part of the True-Up to pay BlueArc monetary compensation equal to * * *of the shortfall amount required to achieve such Quarterly Commitment As Adjusted for the Particular Quarter subject to the limits set forth in Sections 2.3.5 (a) – (c) below (“Monetary True-Up”). For clarification purposes, Monetary True-up shall be counted towards attainment of Quarterly Commitment, As Adjusted at the amount before the monetary compensation formula (specifically, * * * of the shortfall amount) is applied. An example of the Monetary True-Up is set forth on Schedule A Example 5, Q5.

To exercise the Monetary True-Up option, HDS will notify BlueArc in writing stating both the Quarterly Commitment or Quarterly Target shortfall and the resulting Monetary True-Up, to permit a commercially reasonable time for BlueArc to prepare an invoice for such Monetary True-Up before the Quarterly Deadline. The exact timing of HDS notice is an operational issue to be mutually agreed upon by the

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Parties’ operational teams following the Amendment 3 Effective Date. BlueArc may invoice HDS for the Monetary True-up after the Quarterly Deadline, provided however that if BlueArc does so HDS will not be in breach of its obligations under Section 2.3. HDS will pay Monetary True-Up invoices under the payment terms of the Agreement. HDS will have the following additional restrictions on the use of Monetary True-Up.

a.

Monetary True-Up may not exceed * * * of the Quarterly Commitment, As Adjusted for the Particular Quarter. For clarification purposes, * * * may only be multiplied against a shortfall number between * * * of the Quarterly Commitment, As Adjusted.

b.	HDS may use Monetary True-Up for up to, but no more than, * * * during the Amendment 3 Term, but such * * * may not be successive.

c.

For a Particular Quarter, Monetary True-Up may not be used in combination with a Roll-Over in such Quarter in which up to * * * of Quarterly Commitment is deducted. If HDS has previously elected to use a Roll Over in any amount that defers a portion of the Quarterly Commitment out of a Particular Quarter, and then subsequently HDS elects Monetary True-Up for that Quarter, then the Roll Over election that had been made previously will be reversed entirely, and the Monetary True-Up will be based on the original Quarterly Commitment for that Particular Quarter.

2.3.6 Additional Restrictions on the True-up. For the Quarter ending September 30, 2011 (Q2, FY11), HDS may True-Up, if at all, only using the * * * Delay Option, Overages from the immediately preceding Quarter, Pipeline Purchase and/or Monetary True-Up. A Roll Over may not be used to True-Up for such Quarter. For clarification purposes, any Overages earned during the Quarter ending September 30, 2011 may be applied to the immediately succeeding Quarter to count towards the Quarterly Target, As Adjusted (as defined in Section 3.1 below).

2.3.7 Severity 1 Issues. If (a) there are Severity 1 Problems reported by HDS to BlueArc (as defined in Exhibit B of the Original Agreement) determined by the Parties to be caused by any generally available Product (including without limitation any Software) distributed by HDS , and (b) such Severity 1 Problems are attributable solely to BlueArc, or its suppliers, vendors or subcontractors, to the exclusion of: (i) third party components supplied by HDS or (ii) modifications by HDS or (iii) combinations by HDS with any third party products, that but for such HDS components, modification or combination would not have resulted in such Severity 1 Problems, and (c) such Severity 1 Problem lasts more than * * * from the receipt by BlueArc of the Support Communication Template for the Severity 1 Problem, then the Quarterly Commitment or the Quarterly Target for the Particular Quarter in which such * * * occurs will be decreased by * * *. In addition, for each additional consecutive * * * period during which the Severity 1 Problem is not solved by

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BlueArc, the Quarterly Commitment or the Quarterly Target for that Particular Quarter will be reduced by an additional * * *. For example, if on October 1, 2010 BlueArc received the Support Communication Template for a Severity 1 Problem caused by firmware in installed Product that remains un-resolved for * * * from such notice date, then Quarterly Commitment of * * * would be reduced * * * to equal * * * (the Quarterly Commitment, As Adjusted).

2.3.8 Additional True-Up Clarifications. Notwithstanding anything set forth in Section 2.3, HDS must satisfy: (i) no less than * * * of the Quarterly Commitment in any given Quarter during the Amendment 3 Term, and (ii) no less than * * * of the sum of its Quarterly Commitments, As Adjusted for any * * * consecutive Quarters during the Amendment 3 Term. For clarification purposes, item 2 above will always be true if HDS performs a True-Up by the mechanisms defined in section 2.

2.3.9 Survival and Cessation of Quarterly Commitments. HDS Quarterly Commitments under this Section 2 will survive the completion by BlueArc of an initial public offering of its securities (“IPO”). Upon the consummation of any Change in Control, including the consummation of a Change in Control following (not as a part of) an IPO, all of HDS Quarterly Commitments under this Section 2 will cease beginning with the Quarter in which such consummation of the Change in Control occurs; provided that any payments accrued prior thereto shall be payable by HDS in accordance with the terms hereof.

2.4

Total Commitment Payment. If at any time, HDS elects, in its sole discretion, not to satisfy its Quarterly Commitments As Adjusted pursuant to Section 2.3 for a Particular Quarter, then HDS will pay BlueArc all the remaining Quarterly Commitments in one payment (“Total Commitment Payment”) and subject to the surviving obligations set forth in Section 13, this Amendment will terminate effective on the date that HDS makes the Total Commitment Payment to BlueArc. Remaining Quarterly Commitments equal the sum of the shortfall to achieve the Quarterly Commitment, As Adjusted for the Particular Quarter when HDS makes the foregoing election, plus the sum of all subsequent Quarterly Commitments, As Adjusted. For example, if HDS elects to make a Total Commitment Payment in Q1, FY11, at a point in time within that Particular Quarter where the True-Up would be * * *, then the Total Commitment Payment is * * * plus the full Quarterly Commitment, As Adjusted for Q2, FY11. Any remaining prepayment balance of the funds paid by HDS pursuant to Section 10 below (“Prepayment”) will be applied towards the Total Commitment Payment. HDS may make a Total Commitment Payment without any prior written notice to BlueArc.

2.5	Termination Fee.

2.5.1 For purposes of this Amendment 3, the following terms will have the following meanings.

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“Large True-Up” means collectively the Pipeline Purchases in the Pipeline Purchase PO Month which, in the aggregate, exceed * * * of the Quarterly Commitment. For clarification, any amount in excess of what is required to achieve such Quarterly Commitment, As Adjusted, shall not constitute part of a Large True-Up.

“Large True-Up Notice” means a written notice by HDS to BlueArc, on or before the Quarterly Deadline, stating that HDS has made a Large True-Up, or a Pipeline Purchase greater than * * *, whichever is greater, for a Particular Quarter.

“Termination Fee” means the following sums in the right hand column corresponding to the Quarter in which the Termination Fee is made.

Quarter	Termination Fee
Q1, FY10 (April 1, 2010 through June 30, 2010)	* * *
Q2, FY10 (July 1, 2010 through September 30, 2010)	* * *
Q3, FY10 (October 1, 2010 through December 31, 2010)	* * *
Q4, FY10 (January 1, 2011 through March 31, 2011)	* * *
Q1, FY11 (April 1, 2011 through June 30, 2010)	* * *
Q2, FY11 (July 1, 2011 through September 30, 2011)	* * *

2.5.2 * * *

2.5.3 HDS may also terminate this Amendment 3 in Q1, FY11 or Q2, FY11 by paying a Termination Fee (as described below), subject to the following conditions precedent:

(a) In either Q4, FY10 or Q1, FY11 (for the purposes of this Section, each, the “Particular Quarter”), HDS makes a Large True-Up, and

(b) HDS provides BlueArc a Large True-Up Notice for the Particular Quarter by the Quarterly Deadline, and

(c) the Particular Quarter has ended.

In this case, the Termination Fee will be the amount set forth in the table above corresponding to the first Quarter following the Particular Quarter. For clarification

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purposes, HDS can make a Large True-Up for Q4, FY10, provide a Large True-Up Notice in Q1 , FY11 and pay a Termination Fee of * * * at any time in Q1, FY11, commencing on the first day Q1, FY11.

2.5.4 HDS, in its sole discretion, may exercise its rights pursuant to Sections 2.5.2 and 2.5.3 at any time permitted thereunder on written notice to BlueArc (“Termination Notice”). If HDS so delivers a Termination Notice to BlueArc, then subject to the surviving obligations set forth in Section 13 below, then Amendment 3 will terminate effective on the later of the date: (a) HDS delivers such Termination Notice or (b) BlueArc receives the Termination Fee. Any remaining Prepayment balance will be applied towards the Termination Fee paid by HDS pursuant to this Section 2.5.

2.6 Limitation on HDS Use of True-Ups and Termination Fee Trigger.

If HDS makes a Large True-Up in any * * *consecutive Quarters during the Amendment 3 Term (following and not including Q1, FY10), BlueArc may, in its sole discretion, terminate this Amendment 3 by notifying HDS in writing of BlueArc’s election and requiring HDS to pay the Termination Fee (“Trigger Notice”), subject to the following conditions (collectively, “Termination Fee Trigger”):

(a) BlueArc has issued a Trigger Notice no later than * * * business days following the Quarterly Deadline of the Quarter for which HDS has made the * * *consecutive Large True-Up, and

(b) HDS makes another Large True-Up in the Quarter following the * * * Quarters that were the subject of the Trigger Notice (“* * * Large True-Up Quarter”), and

(c) The * * * Large True-Up Quarter has ended.

For clarification purposes, if HDS made a Large True-Up * * *, BlueArc sent to HDS a Trigger Notice no later than the * * * of the * * * month in Q4, FY10 and HDS made another Large True-Up for * * *, then in * * *, BlueArc may terminate this Amendment 3 upon sending HDS a BlueArc Termination Notice (as defined below) and require HDS to pay a Termination Fee (without any True-Up) for Q1, FY11 equal to * * *.

2.6.1 BlueArc, in its sole discretion, may exercise its rights pursuant to Section 2.6 no later than the Quarterly Deadline of the * * * Large True-Up Quarter, by notifying HDS in writing that HDS must pay a Termination Fee pursuant to Section 2.6 (“BlueArc Termination Notice”). * * *. Subject to the surviving obligations under Section 13, this Amendment 3 will terminate effective on the date HDS pays BlueArc the Termination Fee. The remaining Prepayment balance will be applied towards the Termination Fee paid by HDS pursuant to this Section 2.6.

2.6.2 BlueArc’s failure to send a Trigger Notice by the * * * following the applicable Quarterly Deadline pursuant to Section 2.6(a) will result in a waiver of

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BlueArc’s right to require a Termination Fee Trigger process pursuant to Section 2.6 and BlueArc must wait for another immediately succeeding consecutive Quarter where HDS has made a Large True-Up. For clarification purposes in the example in Section 2.6 above, BlueArc would need to wait until the * * * to send the Trigger Notice.

3.	HDS Targets.

3.1	Selected Definitions. For purposes of this Amendment 3, the following terms will have the following meanings.

“Quarterly Target” means, for the Quarters identified in the left-hand column of the table below, the respective amounts set forth in the right-hand column of the table below.

Quarter	Quarterly Target
Q3, FY11 (October 1, 2011 through December 31, 2011)	*	* *
Q4, FY11 (January 1, 2012 through March 31, 2011)	*	* *

“Quarterly Target, As Adjusted” means Quarterly Target which may be adjusted pursuant to section 2.3.3 and 2.3.7.

3.2

True-Up and Satisfaction of Quarterly Targets. HDS may elect to satisfy the Quarterly Target, As Adjusted through POs for Product Orders, and HDS’ use of any other credits and debits from the immediately preceding or succeeding Quarters specified under Section 2.3. In addition, the terms of Sections 2.3.7 and 2.3.8 shall also apply to the Quarterly Targets, As Adjusted. HDS may use all of the same True-Up mechanisms set forth under Section 2.3; provided, however, the date for determining whether HDS has met its Quarterly Target, As Adjusted, for a Particular Quarter pursuant to this Section 3 will be a date no later than the Quarterly Deadline. In addition, during the Quarter ending March 31, 2012 (Q4, FY11), HDS may True-Up, if at all, only by the * * * Delay Option, Overages from the immediately preceding Quarter, Pipeline Purchase and/or Monetary True-Up. A Roll Over may not be used to True-Up for such Quarter.

4. Executive Escalation for True-Ups. If BlueArc believes HDS has failed to meet its Quarterly Commitment, As Adjusted or Quarterly Target, As Adjusted for a Particular Quarter, then BlueArc must notify HDS of such belief in writing in the form specified in Attachment 1 of this Amendment 3. Notwithstanding anything to the contrary contained in Section 22 of the Original Agreement, all of the following HDS employees separately must also receive such notice from BlueArc: (i) General Counsel, (ii) Director of Operations GSSD, (iii) Legal Director GSSD, (iv) SVP WW Marketing and Business Development, and (v) SVP GSSD, all at the address for HDS’ notice set forth in Section 22 for HDS. BlueArc must use the form specified as Attachment 1

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and must notify all such HDS employees under the terms of this Section 4 to constitute valid notice and to permit the exercise of each Party’s rights and obligations under this Section. If BlueArc does so Confidential notify HDS, then HDS and BlueArc senior management will promptly meet [HDS-Ok] and confer in good faith to attempt to resolve the issue for a period of no less than * * *following the notification. If, however, HDS does not respond to BlueArc’s notice by the * * * from the date of BlueArc’s notice, then HDS will be obligated to pay BlueArc the amount of True-Up allegedly owed by HDS specified in BlueArc’s notice given pursuant to this Section 4. In such case HDS must make such payment no later than * * * from the date of notice by BlueArc. If the senior management of the Parties meet and confer under the terms of this Section 4 and agree that HDS has failed to meet its Quarterly Commitment, As Adjusted or Quarterly Target, As Adjusted, then HDS will have * * * from the date the Parties agree on the amount payable, to pay such amount in order to meet its applicable Quarterly Commitment, As Adjusted or Quarterly Target, As Adjusted. If the Parties fail to resolve the disputed issue by the end of the * * * discussion period, then HDS must either pay the disputed True-Up amount alleged in BlueArc’s notice to HDS given pursuant to this Section 4 or provide a Mediation Notice to BlueArc no later than * * * following the end of the * * * discussion period. If Mediation is requested, the Parties will proceed under Section 6 below, which can also include arbitration described in Section 6. If there is no Mediation Notice at the end of such * * * period, then HDS will be required to pay BlueArc the Total Commitment Payment remaining at that point in time (e.g. on such * * *), and this Amendment 3 shall terminate. “Mediation Notice” means the written notice by either Party requesting mediation pursuant to Section 6. To assist with any potential dispute resolution pursuant to this Section, the Parties have agreed on an interactive spreadsheet (“Spreadsheet”) that each Party agrees to provide to their respective legal counsels and HDS Legal Department on the Amendment 3 Effective Date to hold in their respective files. To facilitate interpretation of each Party’s obligations under Section 2 and Section 3, a static form of the Spreadsheet is attached as Exhibit R, will become part of this Amendment 3.

5.	* * *

6.	Mediation and Arbitration.

6.1

Mediation. If the Parties fail to resolve any dispute under Section 4 or 5 of this Amendment 3 through executive escalation, and either Party has requested mediation pursuant to Sections 4 or 5.5, then either Party may submit the dispute to JAMS, or its successor, for mediation, and if the first mediation meeting has not begun within 30 days of delivery of the Mediation Notice, then it may be submitted to JAMS, or its successor, for final and binding arbitration as provided in this Section 6.1 and pursuant to Section 6.2. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The Parties will participate in the mediation in good faith, and will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are Confidential Information, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that otherwise admissible or discoverable evidence will not be rendered inadmissible

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or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following 45 days after the date of the first mediation meeting, which first mediation meeting will take place within 30 days of delivery of the Mediation Notice. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless the Parties otherwise agree, the mediator will be disqualified from serving as arbitrator in the case. Any court of competent jurisdiction (pursuant to Section 23 of the Original Agreement) may enforce this Section 6.1, and a Party successfully seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

6.2

Arbitration. Binding arbitration shall be the exclusive means for resolving any disputes under Section 4 or 5 not resolved through mediation as provided in Section 6.1, Arbitration may be requested by either Party. The arbitration shall be administered by JAMS pursuant to its then-current Comprehensive Arbitration Rules and Procedures the “JAMS Rules”), and shall be conducted by a single arbitrator chosen by agreement of the parties or, in the absence of agreement, pursuant to the JAMS Rules. Nothing in this Section 6.2 precludes a Party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

6.2.1

The Parties shall cooperate in any arbitration proceeding as necessary so that the final hearing may be held within 120 days from the date JAMS processes a request for arbitration. The Parties may take discovery limited to two fact witness depositions of seven hours per side, one expert witness deposition of seven hours per side, and ten requests for production and ten written interrogatories per side. Additional discovery may be taken with the consent of the parties or in the event the arbitrator finds that a request for further discovery is supported by substantial good cause.

6.2.2

In making the award, the arbitrator shall have discretion to allocate between the Parties all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing Party.

6.2.3

Any Court of competent jurisdiction may enforce the Parties’ agreement to arbitrate in this Section 6.2 and/or confirm and enter judgment on the award of the arbitrator. In the event a Party successfully seeks enforcement of the agreement to arbitrate, that Party shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

6.2.4 Arbitration under this section will stay any concurrent Escrow Arbitration. If either Party requests or commences Escrow Arbitration, the Parties agree to stay the Escrow Arbitration until the outcome of the arbitration pursuant to this Section 6.2 is decided (“General Arbitration”). This decision and award of the arbitrator in the General Arbitration will be enforced as the final outcome under the Escrow

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Arbitration solely with respect to the issue of whether there has been a Competitive Product Release. All other issues in the Escrow Arbitration shall not be stayed but determined in the Escrow Arbitration which may continue after the completion of the General Arbitration to the extent not resolved. The transcript, if any, from the General Arbitration may be provided to the arbitrator in the Escrow Arbitration for his or her consideration but such transcript is not conclusive of any matters not otherwise determined by the award entered in the General Arbitration.

6.2.5 Notwithstanding anything to the contrary, no provision hereof shall be construed as prohibiting any Party from applying to any court of competent jurisdiction for such injunctive or other provisional relief as may be necessary to protect that party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute.

7.	* * *

7.1	* * *

7.2	* * *

7.3	* * *

7.4	Revision of Source Code Language. “Source Code,” as defined in the Original Agreement, is hereby amended and restated in its entirety as follows:

“Source Code” means the human-readable, fully annotated (with programmers’ notes) source code versions of all Products (including without limitation Software and firmware) that are being shipped at the time HDS is given access to such source code and that is used by BlueArc, and including all of the Source Code Items that BlueArc has that will assist a competent party in building, maintaining, supporting and/or enhancing the software products (including build instructions for incorporation of Third Party Software). The Source Code will exclude any Third Party Software and any additional third party proprietary code developed by BlueArc specifically for another third party using that third party’s proprietary or Confidential information. For any such proprietary code or other Third Party Software used within the Product or Development Source Code, however, Source Code will contain such instructions, which BlueArc will provide without infringing or violating any rights or sharing trade secrets of any third party, as may be reasonably necessary for a competent hardware or software development engineer, proficient in the applicable art, to understand the relationship between such proprietary code and Third Party Code and all other source code used in BlueArc’s Products and in the Development Source Code. For clarification purposes, notwithstanding anything to the contrary stated in this definition, the Source Code in combination with identified Third Party Software must be operable and consistent with the most recent

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Documentation, including without limitation, technical specifications and Customer Documentation.

7.5

HDS Waiver of Change in Control Source Code Rights. Notwithstanding HDS’ rights under Section 7 at any time prior to the consummation of a Change in Control, BlueArc may request in writing that HDS waive its rights under New Section 3.8 for a Change in Control and consent to an assignment of the Agreement by BlueArc in connection with such a Change in Control on terms to be agreed between the Parties. Notwithstanding anything to the contrary contained in the Agreement, including without limitation this Amendment 3, HDS will have sole and absolute discretion whether to consent to BlueArc’s written request. BlueArc’s request under this Section 7.5 will in no way prejudice or otherwise be deemed to waive any of HDS’ rights or remedies under the Agreement including without limitation this Amendment 3, if HDS fails to respond to BlueArc’s written request.

7.6

Source Code Related Representations, Warrants and Covenants. If BlueArc fails to deposit a copy of the most recent version of Source Code for all Products into escrow described under Sections 3.5.4 and 3.6 of the Original Agreement by the * * * following the Amendment 3 Effective Date, then BlueArc will be deemed to be in Material Breach solely for BlueArc’s failure to make a deposit by such date. In addition, BlueArc covenants to HDS during the Amendment 3 Term that:

(a)	BlueArc will update Exhibit O of the Original Agreement with each Source Code deposit.

(b)

From and after the Amendment 3 Effective Date, BlueArc will: (i) use all commercially reasonable efforts to timely comply with Escrow Agent’s requests in connection with Escrow Agent’s audit of the Source Code deposited in escrow pursuant to the Escrow Agreement, including this Amendment 3, and (ii) comply with HDS’ reasonable requests to update the versions of the Source Code deposited in escrow which may result from such Source Code audit, which HDS intends to request as soon as possible after the first Source Code update is deposited into Escrow as required after the Amendment 3 Effective Date,

Notwithstanding anything to the contrary contained in this Section 7.6, HDS will provide BlueArc with reasonable opportunity to remedy any deficiencies revealed by the Escrow audit contemplated under clause (b) in this Section 7.6.

7.7

Exceptions to Change in Control. The definition of “Change in Control” in Section 1 of the Original Agreement will be amended and restated effective as of the Amendment 3 Effective Date and for the duration of the Amendment 3 Term to read, in its entirety, as follows:

“Change in Control” of BlueArc means the occurrence, in a single transaction or a series of related transactions, of at least one of the following events: (a) any Person

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who is not already an Affiliate of BlueArc becomes BlueArc’s “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of BlueArc’s securities representing fifty percent (50%) or more of the combined voting power of BlueArc’s then-outstanding securities; (b) there is consummated a merger, consolidation, or similar transaction directly or indirectly involving BlueArc and immediately after that consummation, the stockholders of BlueArc immediately prior to the consummation of that merger, consolidation, or similar transaction do not “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, outstanding voting securities representing fifty percent (50%) or more of the combined outstanding voting power of the surviving entity in that merger, consolidation, or similar transaction or fifty percent (50%) or more of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation, or similar transaction; (c) there is consummated a sale, lease, exclusive and irrevocable license or other disposition of substantially all of the assets of BlueArc provided, however, that (i) the sale and issuance of securities of BlueArc for the primary purpose of raising additional capital shall not constitute a “Change in Control,” and (ii) the acquisition, directly or indirectly, of BlueArc’s securities representing fifty percent (50%) or more of the combined voting power of BlueArc’s then-outstanding securities by a regionally recognized private equity fund that is not Affiliated with any officer, director or stockholder of BlueArc, shall not constitute a “Change in Control.”

8.	Rights Under Article 14 (Right of First Refusal) of the Original Agreement.

Notwithstanding anything to the contrary under Section 14.5 of the Original Agreement, only Section 14.3 of the Original Agreement will terminate on the date originally set forth in Section 14.5. All other provisions of Article 14 of the Original Agreement will terminate and be of no further force or effect upon the earlier of (a) expiration or sooner termination of the Amendment 3 Term, and (b) the consummation of the first underwritten public offering of BlueArc’s Common Stock; provided, however, that the Parties will retain until the expiration of the applicable statute of limitations any and all remedies available to them on the date of such termination for claims that accrued prior to such termination.

9.	Most Favored Distributor.

9.1

Revision of Original Language. Section 5.19 of the Original Agreement will be amended and restated commencing on the Amendment 3 Effective Date and continuing through the expiration or sooner termination of the Term as follows:

“5.19 Most Favored Distributor. If during the Term, BlueArc sells any Products or Support, or any functional equivalents thereof, to any distributor, reseller or OEM, with substantially similar sales volume commitments as HDS and/or its Affiliates, and charges such distributor, reseller or OEM a fee lower than the fees payable by HDS or its Affiliates to BlueArc pursuant to Article 5 of the Original Agreement, then BlueArc will promptly notify HDS in writing. HDS or a Regional Affiliate, as

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applicable, may elect to substitute such lower fee for the fees set forth in this Agreement, but BlueArc will not be required to refund any amounts previously paid under this Agreement. This requirement will not apply to one-time End User transactions involving a distributor or reseller. BlueArc will use good faith efforts to maintain and honor established field sales engagement procedures, for example, the account registration process, and approval of special pricing requests, with no material adverse changes to procedures that would impede or impair HDS’: (a) resale efforts under the Agreement and (b) ability to meet its Quarterly Commitments.

9.2	Audit Right.

“Auditor” means an independent outside accounting firm mutually acceptable to both Parties. At any time during the Term, HDS: may designate an Auditor to audit the books and records of BlueArc only to the extent required to determine BlueArc’s compliance with Section 5.19 no more frequently than * * *each calendar year. HDS shall provide BlueArc with no less than * * * prior written notice of the audit. If HDS so notifies BlueArc, then BlueArc will permit an audit of its applicable books and records and will obtain and provide Auditor with copies of the applicable books and records to permit the audit pursuant to this Section 9.2 The audit shall occur at the offices of BlueArc in San Jose, California. If the audit shows that BlueArc failed to comply with Section 5.19, then HDS will, receive a credit in amount of such noncompliance as determined by the Auditor that HDS may use against (a) any pending or future Product purchases under this Agreement, or (b) against the * * * payable by HDS pursuant to New Section 3.8(e) above. If the audit shows that BlueArc complied with Section 5.19, then BlueArc will not be required to take any further action. HDS will pay all fees and costs of the Auditor unless the audit reveals that BlueArc failed to comply with Section 5.19, in which case BlueArc shall pay for all fees and costs of the Auditor. HDS may conduct an audit no more frequently than * * * during any * * * period during the Term. This Section will survive the expiration or termination of the Agreement for * * *.

10.	Warrants and Prepayments.

10.1

Prepayments. HDS (i) will make a mandatory one-time prepayment “to BlueArc in the total amount of * * *, and (ii) will have the right, but not the obligation, after mutual written agreement with BlueArc to make a discretionary one-time prepayment to BlueArc in the total amount of * * * during the Amendment 3 Term. The prepayment(s) will constitute credits that may be applied by HDS, in whole or in part, from time to time, and in HDS’ sole discretion, in any combination of one or more of the following:

(a)	toward HDS’ Product Orders and/or Support. To apply the credit HDS will issue a PO to which the prepayment, or portion thereof, will apply.

(b)	toward the * * * True-Up for Q2 FY10 and thereafter. To apply the credit toward the * * * True-Up, HDS will notify BlueArc in writing at or about the

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time that HDS pays an invoice described in Section 2.3.5 above with the amount of credit that will be applied toward the * * * True-Up.

(c)

toward the Termination Fee described in Section 2.5 above. To apply the credit toward the Termination Fee, HDS will indicate in its written notice to BlueArc electing to pay the Termination Fee, the amount of the credit that will be applied toward the Termination Fee.

10.2	Warrants.

(a)

In consideration of making the prepayment(s) described in Section 10.1 above, HDS will, for each such prepayment, be entitled to a warrant in the form of Exhibit P-1 attached to Amendment 2 to the Original Agreement. Each warrant will, subject to adjustment in accordance with Section 10.2(b) below (and any further adjustment by mutual agreement of the Parties), entitle HDS to purchase 77,320 fully paid and nonassessable Shares (as defined in Exhibit P-1) at an exercise price equal to the Fair Market Value of one Share on the date the warrant is issued as determined by BlueArc’s Board of Directors, in good faith. Any warrant issuable pursuant to the foregoing will be issued to HDS immediately following a prepayment by HDS under Section 10.1, and will be exercisable until the seventh (7th) anniversary of the date of its issuance.

(b)

The number and kind of Shares or other securities to be subject to a warrant issuable under Section 10.2(a) above shall be subject to adjustment from time to time after the Amendment 3 Effective Date (but prior to the issuance of such warrant) in accordance with Section 6 of Exhibit P-1 as if such warrant had been issued on the Amendment 3 Effective Date; provided, however, that in no event shall the “Exercise Price” (as defined in Exhibit P-1) of such warrant be determined other than in accordance with Section 10.2(a) above. Notwithstanding anything to the contrary, this Section 10.2(b) shall have no force or effect with respect to any warrant issuable under Section 10.2(a) after the issuance of such warrant but shall continue to apply only with respect to such warrants that have not yet been issued.

11.	BlueArc Additional Obligations.

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12. Voting Agreement. The Voting Agreement in the form of attached Exhibit S will be executed concurrently with this Amendment 3 and become effective as of the Amendment Three Effective Date.

13. MISCELLANEOUS. All capitalized terms not otherwise defined in this Amendment 3 will have the meaning ascribed to them in the Original Agreement, as amended other than by this Amendment 3. The provisions of this Amendment 3 shall prevail and govern over any conflicting

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provisions in the Original Agreement, as amended throughout the Amendment 3 Term and over any conflicting provisions in any Exhibits or Schedules to this Amendment 3. The following sections which will survive the expiration or sooner termination of this Amendment 3 and the Original Agreement, as amended: 1, 4, 6, 7.4, 7.6, excluding clause (b), 9, 10, 11, and 13. Except as expressly modified by this Amendment 3, the Original Agreement (as amended other than by this Amendment 3) will remain in full force and effect. From and after the Amendment 3 Effective Date, this Amendment 3 shall be incorporated into and become part of the Agreement.

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ATTACHMENT 1

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ATTACHMENT 2

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Schedule A

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EXHIBIT R

True-Up Spreadsheet

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EXHIBIT S

Voting Agreement

BLUEARC CORPORATION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of March 31, 2010 by and among BlueArc Corporation, a Delaware corporation (the “Company”), Hitachi Data systems Corporation, a Delaware corporation (“HDS”), and the persons and entities listed on Exhibit A attached hereto (each a “Majority Stockholder,” and collectively the “Majority Stockholders”). WHEREAS, the Company and HDS entered into a Master Distribution Agreement, effective November 14, 2006, pursuant to which, among other things, the Company agreed to sell, and HDS agreed to purchase, products that HDS would directly or indirectly co-brand, re-brand, market, resell, sell, support and distribute worldwide both directly and indirectly (the “Original Agreement,” and as amended, the “Agreement”);

WHEREAS, the Company and HDS entered into Amendment No. One to the Master Distribution Agreement on October 21, 2008, and Amendment No. Two to the Master Distribution Agreement on August 31, 2009;

WHEREAS, the Company and HDS have been in discussions to further amend the Agreement, pursuant to which amendment, among other things, HDS would commit to making certain payments to the Company; and

WHEREAS, to induce HDS to agree to further amend the Agreement and commit to make certain payments to the Company in accordance with the terms of such amendment, which HDS otherwise would not do, the Company and the Majority Stockholders agree to enter into this Voting Agreement to provide for certain voting restrictions, among other things.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Agreement.

2. Voting. During the term of this Agreement, the Majority Stockholders each agree to vote all voting securities of the Company now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Majority Shares”) in accordance with the provisions of this Agreement.

3. Certain Transactions.

(a) * * *

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(b) Without limiting the generality of Section 3(a) hereof, from and after * * * through and including * * *, the Company (i) will not (and the Majority Stockholders will not cause or permit Company to) (A) solicit, initiate or encourage submission of any proposal or offer from any Person relating to a Change in Control, alone or together, by * * *, or (B) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner, any effort or attempt by any Person to pursue, approve or effect a Change in Control, alone or together, * * * and (ii) will notify HDS promptly if any Person makes any proposal, offer, inquiry or contact with respect to a Change in Control, alone or together, by * * *.

(c) Prior to * * *:

(d) Without limiting the generality of Sections 3(a) or 3(c) hereof, prior to * * *:

(i) At each meeting in which the Company’s stockholders are entitled to vote on the approval of a Change in Control, alone or together, by * * *, the Majority Stockholders shall vote all of their Majority Shares against and disapprove such Change in Control;

(ii) The Majority Stockholders shall not sign any written consent in which a Change of Control, alone or together, by * * *, is approved;

(iii) The Majority Stockholders shall not approve, ratify or confirm any Change in Control, alone or together, by * * *;

(iv) The Majority Stockholders shall not execute any documents, agreements or other instructions, or otherwise take any actions, to approve or effect a Change in Control, alone or together, by * * *, and

(v) Neither the Board of Directors nor the officers of the Company shall recommend to the Company’s stockholders the approval of any Change in Control, alone or together, by * * *.

4. Proxy. To secure the Majority Stockholders’ obligations to vote their Majority Shares in accordance with this Agreement, each Majority Stockholder hereby appoints the Chairman of the Board of Directors or the Chief Executive Officer of HDS, or either of them from time to time, or their designees, as such Majority Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Majority Stockholder’s Majority Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Majority Stockholder if, and only if, such Majority Stockholder fails to vote all of such Majority Stockholder’s Majority Shares in accordance with the provisions of this Agreement. The proxy and power granted by each Majority Stockholder pursuant to this Section are coupled with an interest and are given to secure the performance of such Majority Stockholder’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Majority

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Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Majority Shares.

5. Termination. This Agreement shall terminate on the earlier of (a) * * * or (b) the consummation of an initial public offering by the Company of its securities, or (c) the effective date of termination of Amendment No. Three to the Original Agreement.

6. Representations and Warranties.

(a) In executing this Agreement, the Company makes the following representations and warranties with the knowledge and intent that DHS shall be entitled to rely thereon:

(i) The authorized capital stock of the Company consists of 55,045,000 shares of Common Stock, 2,449,037 shares of which are issued and outstanding; 6,391,447 shares of Series AA Preferred Stock, 6,391,447 of which are issued and outstanding; 9,297,699 shares of Series BB Preferred Stock, 9,297,699 of which are issued and outstanding; 311,519 shares of Series CC Preferred Stock, 310,019 of which are issued and outstanding; 11,604,826 shares of Series DD Preferred Stock, 7,004,826 of which are issued and outstanding; 789,980 shares of Series EE Preferred Stock, 789,980 of which are issued and outstanding; and 5,566,908 shares of Series FF Preferred Stock, 5,140,814 of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, have been issued in compliance with all applicable state and federal securities laws, and are fully paid and nonassessable. The Board of Directors of the Company has reserved 8,732,184 shares of Common Stock for issuance under the Company’s 2000 Stock Option Plan (the “Plan”). Of such reserved shares of Common Stock, options to purchase 5,968,915 shares have been granted and are currently outstanding, and 450,640 shares of Common Stock remain available for issuance pursuant to the Plan. All issued and outstanding shares of the Company’s Preferred Stock are currently convertible into shares of the Company’s Common Stock at a one-to-one conversion ratio. There is no agreement, contract, lease, license, instrument, understanding or other arrangement to which the Company is a party or by which the Company is bound that would require or permit the Company to repurchase, redeem or otherwise acquire from any Person any securities or voting interest in the Company (except shares of Common Stock issued to employees, directors and consultants of the Company pursuant to the Plan upon their early exercise of stock options granted to them under the Plan but who cease to provide services to the Company prior to full vesting of such stock options). Except as set forth in this Section 6(a)(i), aside from shares of the Company’s Common Stock into which issued and outstanding shares of the Company’s Preferred Stock are convertible, no shares of capital stock of the Company are authorized, issued, outstanding or reserved for issuance, and there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(ii) Meritech Capital Partners II, Meritech Capital Affiliates II and MCP Entrepreneur Partners II (collectively, “Meritech”) are the sole record owners of the number, class and series of Majority Shares set forth beside their names on Appendix A hereto. Meritech is the

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record owner of 27.9123% of the outstanding voting power of the Company on a fully anti-diluted basis.

(iii) Crosslink Ventures IV, L.P., Crosslink Crossover Fund III, Crosslink Crossover Fund IV, L.P., Offshore Crosslink Omega Ventures IV, Offshore Crosslink Crossover Fund III, Omega Bayview IV, LLC, Crosslink Crossover Fund V, L.P. and Crosslink Omega Ventures IV GmbH & Co. KG (collectively, “Crosslink”) are the sole record owners of the number, class and series of Majority Shares set forth beside their names on Appendix A hereto. Crosslink is the record owner of 18.1359% of the outstanding voting power of the Company on a fully anti-diluted basis.

(iv) Morgenthaler Partners VIII, L.P. (“Morgenthaler”) is the sole record owner of the number, class and series of Majority Shares set forth beside its name on Appendix A hereto. Morgenthaler is the record owner of 11.6195% of the outstanding voting power of the Company on a fully anti-diluted basis.

(b) In executing this Agreement, each Majority Stockholder makes the following representations and warranties as to itself with the knowledge and intent that HDS shall be entitled to rely thereon:

(i) Such Majority Stockholder is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.

(ii) Such Majority Stockholder has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Majority Stockholder and constitutes a valid and binding obligation of such Majority Stockholder, enforceable against such Majority Stockholder and such Majority Stockholder’s successors and assigns, in accordance with its terms, except to the extent that enforceability may be limited or affected by laws relating to bankruptcy, reorganization, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(iii) None of the execution, delivery or performance by such Majority Stockholder of this Agreement will conflict with, contravene or result in any violation or breach of (i) any provision of such Majority Stockholder’s charter documents, (ii) any agreement, arrangement, contract, lease, license, instrument, understanding or other arrangement to which such Majority Stockholder is a party or by which it is bound or to which any of its assets is bound, or (iii) any statute, rule, regulation, judgment, order, decree or other restriction of any court, administrative agency or other governmental authority applicable to such Majority Stockholder or any of its assets. Without limiting the generality of the foregoing, such Majority Stockholder has not granted an irrevocable proxy and is not a party to any voting or shareholder agreement with respect to any Majority Shares other than the Amended and Restated Voting Agreement dated as of May 30, 2008.

(iv) There are no actions, suits, proceedings or orders pending or threatened in writing against or affecting such Majority Stockholder at law or in equity, or before or

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by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would seek to enjoin, restrain or otherwise prohibit such Majority Stockholder’s performance under this Agreement.

(v) Such Majority Stockholder is the sole owner, beneficially and of record, of the number, class and series of Majority Shares set forth beside its name on Appendix A hereto, free and clear of all liens, mortgages, encumbrances and security interests of any kind whatsoever other than transfers on restriction.

7. Restrictive Legend. Each certificate outstanding on the date first written above that represents any of the Majority Shares subject to this Agreement shall be returned to the Company and canceled, and new certificates representing the Majority Shares shall be issued to the Majority Stockholders and marked by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

Each new certificate representing Majority Shares issued after the date first written above, including to those Persons described in Section 8(a) hereof, shall bear the above legend.

8. Further Covenants of the Company. In addition to the other obligations of the Company hereunder, the Company shall:

(a) not issue to any Person, in one or more transactions, (i) any Preferred Stock, or (ii) any securities representing ten percent (10%) or more of the outstanding voting power of the Company on a fully anti-diluted basis, calculated on a pre-issuance basis, unless and until such Person has first signed a counterpart to this Agreement, agreeing to be bound hereby as a Majority Stockholder;

(b) with limiting the generality of Section 8(a) hereof, not issue to any Person any securities if such issuance would result in such Person owning securities representing twenty percent (20%) or more of the outstanding voting power of the Company on an as-converted basis immediately after such issuance, unless and until such Person has first signed a counterpart to this Agreement, agreeing to be bound hereby as a Majority Stockholder;

(c) provide the same notice and materials to HDS as is provided to other stockholders of the Company regarding special and annual meetings of the Company’s stockholders;

(d) provide written notice to HDS promptly after the Company becomes aware that written consent of the Company’s stockholders is being sought prior to or on September 30, 2011 to a Change in Control;

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(e) not take or facilitate any action or assist any Person in any action that could reasonably be expected to result in a violation or this Agreement. Without limiting the generality of the foregoing, the Company shall not honor the transfer of any Majority Shares by any Majority Stockholder in violation of this Agreement; and

(f) not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company or the Majority Stockholders, and will take all such actions as may be necessary or appropriate in order to prevent (i) * * *, and (ii) any Change in Control by * * *, prior to * * *.

9. Further Covenants of the Majority Stockholders. In addition to the other obligations of the Majority Stockholders hereunder:

(a) The Majority Stockholders shall not give any proxies or enter into any voting agreements or voting trusts, or any other agreement, that would conflict with, contravene or result in any violation or breach of this Agreement or otherwise transfer their right to vote on a Change in Control.

(b) The Majority Stockholders shall not transfer their Majority Shares, or any interest in them whatsoever (including voting interest), to any Person unless and until such Person has first signed and delivered to both the Company and HDS a counterpart agreeing to be bound hereby as a Majority Stockholder; provided, however, that in no event shall the Majority Stockholders transfer any of their Majority Shares, or any interest in them whatsoever (including voting interest), to a Person if, immediately after such transfer, such Person would be the beneficial or record owner of securities representing more than fifty percent (50%) of outstanding voting power of the Company.

10. Acknowledgements. The Company and each of the Majority Stockholders acknowledge and agree that HDS is a provider of information management solutions and that HDS makes no representation, warranty or covenant that HDS will not make available to the general public any products or services that are competitive with the Company’s products or services, it being further acknowledged and agreed that the Agreement contains provisions addressing the possibility of any acquisition by HDS of a Competing Product or Competing Technology. Specifically, it is understood that HDS and/or its Affiliates have strategic plans to develop mid-range NAS. HDS may currently or in the future be developing products internally, or acquiring a third party that has developed or is developing products or services, that may be similar to or compete with the Company’s products or services. Accordingly, nothing in this Agreement will be construed as a representation, inference or prohibition that HDS will not or may not develop any products or services or acquire a third party that has developed or is developing products or services, or have products developed or services performed on its behalf, that compete with the Company’s products or services.

11. Miscellaneous.

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(a) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed, or delivered to each party as follows: (i) if to the Company, at 50 Rio Robles Drive, San Jose, CA 95134, facsimile: (408) 576-6601, Attn: Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to HDS and the Majority Stockholders in writing, with a copy (which copy shall not constitute notice) to Michael J. Danaher, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, facsimile: (650) 493-6811, or at such other addresses or facsimile numbers as the Company shall have furnished to HDS and the Majority Stockholders in writing, or (ii) if to HDS, at 750 Central Expressway, Santa Clara, CA 95050, facsimile: (408) 496-6315, Attn: Chief Executive Officer, or at such other address or facsimile number as HDS shall have furnished to the Company and the Majority Stockholders in writing, with a copy (which copy shall not constitute notice) to David A. Salzman, Squire, Sanders & Demsey L.L.P., 600 Hansen Way, Palo Alto, California 94304, facsimile: (650) 843-8777, or at such other addresses or facsimile numbers as HDS shall have furnished to the Company and the Majority Stockholders in writing, or (iii) if to a Majority Stockholder, at such Majority Stockholder’s address or facsimile number set forth in Appendix A hereto. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing for delivery the next business day or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. The Company shall not permit the transfer of any Majority Shares on its books or issue a new certificate representing any Majority Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Majority Stockholder hereunder.

(c) Governing Law. The formation, construction, and performance of this Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and appendices shall, unless otherwise provided, refer to sections and paragraph hereof and appendices attached hereto.

(e) Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.

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(f) Entire Agreement. This Agreement and the appendix hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

(g) No Grant of Proxy. Except as set forth in Section 4, this Agreement does not grant any proxy and should not be interpreted as doing so. Nevertheless, should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

(h) Not a Voting Trust. This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.

(i) Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is any adequate remedy at law for such breach or threatened breach.

(j) Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) HDS, and (iii) the holders of a majority of the Majority Shares, voting together as a single class on an as-converted basis; provided, however, that Appendix A hereto shall be appropriately amended each time a Person becomes a new Majority Stockholder or any of the information set forth on Appendix A becomes inaccurate. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Majority Stockholder that has entered into this Agreement.

(k) No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(l) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

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(m) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

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The parties have executed this Voting Agreement as of the date first above written.

THE COMPANY		HDS

BLUEARC CORPORATION,		HITACHI DATA SYSTEMS
a Delaware corporation		CORPORATION

By:	/s/ Michael B. Gustafson	By:	/s/ Brian Householder

Name:	Michael B. Gustafson	Name:	Brian Householder

Title:	President & CEO	Title	Sr. VP Business Planning & Development

MAJORITY STOCKHOLDERS:

Meritech Capital Partners II		Meritech Capital Affiliates II

BY:	/s/ Paul Madera	BY:	/s/ Paul Madera

NAME:	Paul Madera	NAME:	Paul Madera

TITLE:	Managing Director	TITLE:	Managing Director

MCP Entrepreneur Partners II		Crosslink Ventures IV, L.P.

BY:	/s/ Paul Madera	BY:	/s/ Michael J. Stark

NAME:	Paul Madera	NAME:	Michael J. Stark

TITLE:	Managing Director	TITLE:	Managing Member

Crosslink Crossover Fund III		Crosslink Crossover Fund IV, L.P.

BY:	/s/ Michael J. Stark	BY:	/s/ Michael J. Stark

NAME:	Michael J. Stark	NAME:	Michael J. Stark

TITLE:	Managing Member	TITLE:	Managing Member

[Signature Page to BlueArc Corporation Voting Agreement]

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Offshore Crosslink Omega Ventures IV		Offshore Crosslink Crossover Fund III

BY:	/s/ Michael J. Stark	BY:	/s/ Michael J. Stark

NAME:	Michael J. Stark	NAME:	Michael J. Stark

TITLE:	Managing Member	TITLE:	Managing Member

Omega Bayview IV, LLC		Crosslink Crossover Fund V, L.P.

BY:	/s/ Michael J. Stark	BY:	/s/ Michael J. Stark

NAME:	Michael J. Stark	NAME:	Michael J. Stark

TITLE:	Managing Member	TITLE:	Managing Member

Crosslink Omega Ventures IV		Mergenthaler Partners VIII, L.P.
GmbH & Co. KG

BY:	/s/ Michael J. Stark	BY:	/s/ Gary J. Morgenthaler

NAME:	Michael J. Stark	NAME:	Gary J. Morgenthaler

TITLE:	Managing Member	TITLE:	Member

[Signature Page to BlueArc Corporation Voting Agreement]

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APPENDIX A

TO VOTING AGREEMENT

MAJORITY STOCKHOLDERS

Name and Address of Majority Stockholders	Number, Class and Series of Majority Shares
Meritech Capital Partners II	2,435,657 Series AA Preferred Stock 4,354,650 Series BB Preferred Stock 24,192 Series CC Preferred Stock 1,046,446 Series DD Preferred Stock 620,731 Series FF Preferred Stock

Meritech Capital Affiliates II	62,672 Series A Preferred Stock 112,050 Series BB Preferred Stock 622 Series CC Preferred Stock 26,926 Series DD Preferred Stock 15,972 Series FF Preferred Stock

MCP Entrepreneur Partners II	18,626 Series AA Preferred Stock 33,300 Series BB Preferred Stock 184 Series CC Preferred Stock 8,002 Series DD Preferred Stock 4,746 Series FF Preferred Stock

Crosslink Ventures IV, L.P.	650,046 Series AA Preferred Stock 1,162,200 Series BB Preferred Stock 232,495 Series DD Preferred Stock 161,461 Series FF Preferred Stock

Crosslink Crossover Fund III	1,080,598 Series BB Preferred Stock

Crosslink Crossover Fund IV, L.P.	604,404 Series AA Preferred Stock 216,171 Series DD Preferred Stock

Offshore Crosslink Omega Ventures IV	230,384 Series AA Preferred Stock 411,900 Series BB Preferred Stock 82,399 Series DD Preferred Stock 57,224 Series FF Preferred Stock

Offshore Crosslink Crossover Fund III	115,611 Series AA Preferred Stock 206,699 Series BB Preferred Stock 41,349 Series DD Preferred Stock 28,713 Series FF Preferred Stock

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Name and Address of Majority Stockholders	Number, Class and Series of Majority Shares
Omega Bayview IV, LLC	49,162 Series AA Preferred Stock 87,898 Series BB Preferred Stock 17,583 Series DD Preferred Stock 12,209 Series FF Preferred Stock

Crosslink Crossover Fund V, L.P.	150,127 Series FF Preferred Stock

Crosslink Omega Ventures IV GmbH & Co. KG	28,357 Series AA Preferred Stock 50,699 Series BB Preferred Stock 10,142 Series DD Preferred Stock 7,042 Series ff Preferred Stock

Morgenthaler Partners VIII, L.P.	3,381,642 Series DD Preferred Stock 267,028 Series FF Preferred Stock

A-2

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